Exhibit 99.1




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NEWS RELEASE

                            SEMTECH TO ACQUIRE XEMICS
          Experts in Ultra Low Power, RF, Analog and Digital IC Designs
           Expected to be Accretive to Net Income within Two Quarters

                                                           5:00 a.m. PDT
                                                           Monday, June 20, 2005

        CAMARILLO,  CALIFORNIA,  June 20,  2005 - SEMTECH  CORPORATION  (NASDAQ:
SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced plans to acquire XEMICS SA, a fabless developer of ultra-low power analog, radio frequency (RF) and digital integrated circuits
(IC).

        XEMICS is a research and development (R&D) intensive company with 77 employees, of which 56 are actively engaged in the area of R&D. The company is privately held and based in Switzerland. XEMICS applies its low-power, low-voltage design expertise across its core technologies -- sensor interfacing/data acquisition, 8-bit RISC microcontrollers, RF transceivers and audio Codecs. These capabilities are aimed at adding value in next generation, highly integrated battery powered wireless and sensing applications.

        XEMICS was established in 1997 as a spin out of the Swiss Center for Electronics and Microtechnology (CSEM). CSEM, which is funded by both government and industry sources, carries out applied research and product development.
XEMICS works closely with CSEM on commercializing new technologies and is expected to continue to do so after the acquisition.

        In calendar year 2004, XEMICS generated net sales of about $23 million, mostly from custom and standard IC products for battery powered applications, remote metering, embedded systems and medical devices. Gross margin during this period was 48 percent.

        The addition of XEMICS strategically enhances Semtech's competitive edge in high performance analog. XEMICS offers proprietary technology, including patents and other exclusive IP; access to applied research; and an existing business that is growing. Semtech has market presence and capital resources; relationships with industry leaders; a roughly $225 million base of synergistic product sales; and a worldwide infrastructure of sales, marketing and low cost manufacturing resources.

        XEMICS  will  be  acquired  by  Semtech   International   AG,  Semtech's
wholly-owned Swiss subsidiary, and will be known as the Wireless and Sensing Products business unit.



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        Jason  Carlson,   Semtech's   President  and  Chief  Executive   Officer
commented, "The addition of XEMICS represents an exciting convergence of technology between Semtech's key analog disciplines of power management and over-voltage protection and XEMICS's core capabilities in designing ultra low power building blocks. In today's market, integration of functions is critical in winning new designs and XEMICS greatly broadens our capabilities."

        Alain Dantec, Chief Executive Officer of XEMICS said of the acquisition, "Semtech's size and infrastructure should accelerate the development of a broad portfolio of new proprietary products based on XEMICS' unique technology."

        Mr. Carlson added, "We have established several expectations to come out of the XEMICS acquisition . First, we expect to generate and promote 2 or 3 new product lines from their technology over the next three or so years. Second, these products should contribute nicely to top line sales and net income growth, with gross margin forecasted above 55 percent. Third, XEMICS is expected to give us immediate access to relatively new end-markets, such as automotive, home security, industrial and medical. Finally, we should be able to double the content Semtech offers to existing portable and communications customers."

Terms of the Transaction

        Semtech International AG will pay $43 million in cash to the shareholders of XEMICS and has agreed to pay up to an additional $16 million if certain performance milestones are met within a twelve month period ending April 30, 2006. The transaction is expected to close within the next ten days. In the second quarter that ends July 31, 2005, Semtech expects to incur a one-time acquisition related charge to earnings of an estimated $4 million to $5 million for the write-off of in-process R&D. Consistent with purchase accounting treatment of the acquisition, other intangible items will be amortized over the current quarter and future periods. The amount of acquisition related charges are subject to the final valuation of XEMICS. Excluding these acquisition related items, Semtech expects the transaction to be neutral to its earnings initially and become accretive within two quarters.

Notice of Conference Call

        The Company will hold a conference call on Wednesday, June 22, 2005 at 1:15 pm PDT to discuss the acquisition. Investors and other interested persons can participate by calling 719-457-2641 or by accessing a free webcast of the call via the investor relations section of Semtech's website. Soon after the completion of the call, a replay will be available via the investor relations section of Semtech's website for 30 days.

About Semtech

        Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.



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Forward-Looking and Cautionary Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as the expected closing date of the transaction, the expected one-time charge, the expected impact of the transaction on earnings, future financial performance, future operational performance, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes", "projects", "should", "will", "plans" and similar words.

        Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include the possibility of a delay or failure in satisfying the closing conditions, the possibility of a greater than expected one-time charge, the possibility of less than anticipated cost savings, and the complexities of successfully integrating the workforces and technologies of the companies. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2005, in its other filings with the SEC, and in material incorporated therein by reference. In light of the risks and uncertainties inherent in forecasts of revenue and gross margin and in other projected matters, forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

        Investor Relations Contact

John Baumann, Treasurer, Telephone: 805-480-2010